Exhibit 99.1

Calyxt Reports Third Quarter 2021 Financial Results

-Announced new strategic direction to provide sustainably produced plant-based synthetic biology solutions to expanded group of end markets and diversified base of customers, leveraging its proprietary PlantSpring™ Technology Platform and BioFactory™ Production System-

-Commissioned first pilot BioFactory, expected to be online by the end of 2021-

-Appointed IBM’s Global Chief Artificial Intelligence Officer, Dr. Seth Dobrin, to Calyxt’s Scientific Advisory Board (SAB)-

-Launched a $50.0 million at-the-market (ATM) share issuance program-

-Entered into a research collaboration with a leading global food ingredient manufacturer based in Asia to develop an improved soybean capable of producing an oil as a sustainable commercial alternative to palm oil-

-Sold nearly all the 2020 grain crop to Archer Daniels Midland (ADM), generating $35.7 million in total cash since sales commenced in Q3 2020-

-Net cash used by operating activities improved by $16.2 million year-over-year-

-Management to host conference call and webcast today at 4:30 p.m. ET-

Roseville, MN – November 4, 2021 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based synthetic biotechnology company, today announced financial results for its third quarter ended September 30, 2021.

“Since I joined the Company as CEO in July, Calyxt has made significant progress, aligning on a new strategic direction that leverages our Company’s strengths and key areas of differentiation, and positions Calyxt as a synthetic biology company in its own right,” said Michael A Carr, President and Chief Executive Officer at Calyxt. “The cornerstone of our strategy is to leverage our proprietary PlantSpring technology platform with our BioFactory production system, which together enable us to provide plant-based synthetic biology solutions to important end markets and target customers, and thus help these customers produce products that meet their corporate sustainability goals. These target customers provide an enormous opportunity for Calyxt, and include companies within such industries as nutraceuticals, cosmeceuticals, personal care, advanced materials and chemicals.”

Mr. Carr added: “We recently welcomed Dr. Seth Dobrin, IBM’s Global Chief Artificial Intelligence Officer, to our Scientific Advisory Board. Seth’s deep experience bringing AI-based business solutions to major global corporations will be valuable as we continue to develop and augment our artificial intelligence and machine learning capabilities. We believe we can develop engineered biomolecules in plants for customers at faster speeds than our competitors in the synthetic biology industry. With Seth’s guidance, we aim to achieve further efficiency in our processes. Concurrently, we continue to license our technology and develop products for agricultural customers based on their needs, including our recently announced research collaboration with a leading global food ingredient manufacturer, which marked an important validation of our technology platform and for Calyxt’s evolution to a partner-driven innovation model. I look forward to driving continued progress across our business to realize value for our shareholders.”

Key accomplishments in the third quarter of 2021 and through the date of this release include:

•
In October, the Company announced the launch of a strategic initiative that will focus Calyxt on engineering synthetic biology solutions for a diversified base of customers across an expanded group of end markets, including the nutraceutical, cosmeceutical, pharmaceutical, advanced materials, and chemicals industries. Central to the strategy is the integration of the Company’s proprietary technology platform, PlantSpring, with its BioFactory production system, which together will enable Calyxt to rapidly prototype and produce complex plant-derived compounds without the need for outdoor cropping systems. The Company estimates that, aided by artificial intelligence and machine learning (AIML), it will be able to take a customer’s plant-based chemistry need through Calyxt’s development cycle and pilot-level production process within a 36-month period, with commercial scale production to commence thereafter. The final output, based upon the engineering of plant metabolism to efficiently produce plant-based compounds, is designed to provide customers across industries a safe and more sustainable supply of these compounds for use in a myriad of products and manufacturing processes.

•
The Company has commissioned its first pilot BioFactory production system and it is expected to be online by the end of 2021.

•
In October 2021, the Company announced the appointment of Seth Dobrin, Ph.D., to its SAB. Dr. Dobrin is the Global Chief Artificial Intelligence (AI) Officer at IBM and brings extensive leadership experience and a track record of transforming companies through data and AI. Dr. Dobrin's deep experience bringing AI-based business solutions to major global corporations will be valuable as the Company continues to develop and augment the AIML capabilities of its PlantSpring platform and BioFactory production system.

•
In September 2021, the Company launched a $50.0 million ATM share issuance program. As of the date of this report, Calyxt has issued approximately 1.2 million shares of common stock under the ATM program for proceeds of $3.7 million net of commissions and payments for other share issuance costs.

•
Entered into a research collaboration with a leading global food ingredient manufacturer based in Asia to develop an improved soybean capable of producing an oil as a sustainable commercial alternative to palm oil. As part of the research collaboration, the Company will receive cash payments in each of the two years of its term. This collaboration agreement also includes a commercial option for the global food ingredient manufacturer.

•
Completed the sale of nearly all the 2020 grain crop to ADM, with the remaining grain projected to be sold by the end of the calendar year. This series of transactions, which began in the third quarter of 2020, has generated $35.7 million in total cash since sales commenced.

•
Net cash used by operating activities improved by $16.2 million from the same period a year ago driven primarily by an improvement in the Company’s working capital investment and operating expenses associated with the wind-down of its soybean product line.

Financial Results for the Three Months Ended September 30, 2021

•
Revenue was $7.8 million in the third quarter of 2021, an increase of $2.5 million, or 48 percent, from the third quarter of 2020. The increase was driven by the volume and mix of product sold in the quarter, as the Company sold grain in the third quarter of 2021 as compared to the third quarter of 2020, when the Company was primarily selling soybean oil and meal. As of September 30, 2021, the Company had sold substantially all of the 2020 grain crop.

•
Cost of goods sold was $8.3 million in the third quarter of 2021, an increase of $1.2 million, or 17 percent, from the third quarter of 2020. The increase was driven by higher volumes of product sold and higher average prices paid for grain due to increases in commodity market prices for soybeans. These increases were partially offset by the benefits resulting from the move to sell grain compared to selling primarily soybean oil and meal, as well as a $2.1 million year-over-year benefit from unrealized commodity derivative gains from hedging contracts entered into to convert fixed price grain inventories and forward purchase contracts to floating prices, consistent with how the grain was sold. As a result of the continued wind-down of the Company’s soybean product line, it held no commodity derivative contracts at September 30, 2021.

•
Gross profit was negative $0.5 million, or negative seven percent of revenue, in the third quarter of 2021, compared to negative $1.8 million, or negative 35 percent of revenue, in the third quarter of 2020. This increase of $1.3 million, or 71 percent, from the third quarter of 2020 was largely driven by the benefits resulting from the move to sell grain compared to selling primarily oil and meal, as well as a $2.1 million year-over-year benefit from unrealized commodity derivative gains, as described above.

Adjusted gross profit, a non-GAAP measure, was negative $2.7 million, or negative 35 percent of revenue, in the third quarter of 2021, compared to negative $1.3 million, or negative 24 percent of revenue, in the third quarter of 2020. The decrease in adjusted gross profit percentage was driven by the net prices paid for grain sold in the third quarter of 2021 compared to the mix of products sold and related profit margins realized in the third quarter of 2020.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted gross profit and adjusted gross profit percentage and a reconciliation of gross profit and gross profit percentage, the most comparable GAAP measure, to adjusted gross profit and adjusted gross profit percentage, respectively.

•
Total operating expenses were $6.4 million in the third quarter of 2021, a decrease of $0.8 million, or 11 percent, from $7.2 million in the third quarter of 2020. The decrease was driven by lower personnel expenses as a result of cost reductions following the move to sell grain compared to selling oil and meal, other reductions in operating expenses, and restructuring costs recognized in the third quarter of 2020.

•
Net loss was $7.3 million in the third quarter of 2021, an improvement of $2.2 million, or 23 percent, from the third quarter of 2020. The improvement in net loss was driven by improved gross profits and reduced operating expenses. Net loss per share was $0.20 in the third quarter of 2021, an improvement of $0.09 per share, or 31 percent, from the third quarter of 2020. The improvement in net loss per share was driven by the change in net loss and the year-over-year increase in the weighted average share count.

Adjusted net loss was $9.1 million in the third quarter of 2021, essentially flat compared to the third quarter of 2020. Adjusted net loss per share was $0.24 in the third quarter of 2021, an improvement of $0.04 per share, or 14 percent, from the third quarter of 2020. The improvement in adjusted net loss per share was driven by the year-over-year increase in the weighted average share count.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted net loss and adjusted net loss per share, and reconciliations of net loss and net loss per share, the most comparable GAAP measures, to adjusted net loss and adjusted net loss per share.

•
Adjusted EBITDA loss was $6.9 million in the third quarter of 2021, essentially flat compared to the third quarter of 2020.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA.

•
Net cash used by operating activities was $3.4 million in the third quarter of 2021, an improvement of $1.8 million from the third quarter of 2020. This cash performance was driven by collections from the sale of grain to ADM, continued declines in the working capital investment associated with the wind down of that grain sales activity, and strong operating expense management.

•
Cash, cash equivalents, and restricted cash totaled $14.9 million as of September 30, 2021.

"Over the past nine months, we realized a $16.2 million year-over-year improvement in cash flow from operations as a result of increased product sales, improved gross profits, a reduction in our working capital investment associated with our soybean product line, and strong management of cash expenditures. We have raised $3.7 million since putting our ATM facility in place and are on track to achieve our target for cash operating expenses for the year of $25 million or lower, an amount that at this time is also inclusive of any BioFactory-related spending in the fourth quarter,” said Bill Koschak, Calyxt’s Chief Financial Officer.

Third Quarter 2021 Results Conference Call

Calyxt’s President and Chief Executive Officer Michael A. Carr and Chief Financial Officer Bill Koschak will host a conference call discussing Calyxt’s results for the third quarter of 2021, followed by a question-and-answer session where they will be joined by Dr. Travis Frey, the Company’s Chief Technology Officer. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of Calyxt’s website at www.calyxt.com.

To access the call, please use the following information:

Date: Thursday, November 4, 2021

Time: 4:30 p.m. EST, 1:30 p.m. PST

Toll Free dial-in number: +1-888-317-6003

Toll/International dial-in number: +1-412-317-6061

Conference ID: 1329064

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. The conference call will also be broadcast live and available for replay via the investor relations section of the company's website at www.calyxt.com.

A replay of the webcast will be available for 30 days following the event.

Toll Free Replay Number:	+1-877-344-7529
International Replay Number:	+1-412-317-0088
Replay ID:	10161186

About the PlantSpring™ Technology Platform and BioFactory™ Production System

Calyxt's technology platform, PlantSpring, is founded on the Company's more than a decade of experience engineering plant metabolism, and includes its scientific knowledge, its proprietary systems, tools, and technologies; and an expanding set of AIML capabilities. This licensable platform delivers innovation through an efficient development process. The process includes identification of breakthrough compounds based on customer needs, design strategies to reprogram host cells, engineering of plant cell metabolism to optimally produce targeted plant-based chemistries, and production of those target chemistries at laboratory scale. Calyxt has developed early-stage AIML capabilities in PlantSpring, which enable learning and adaptation of knowledge gained from past activity and can be combined with predictive analytics to rapidly prototype and provide feedback, accelerating the time to complete the design-engineer-verify development cycle and helping mitigate the risk associated with commercial scale-up. As a result, Calyxt believes it can develop biomolecules in plants for customers at faster speeds than its competitors in the synthetic biology industry. The output from the PlantSpring platform integrates with the Company's newly commissioned BioFactory production system.

The BioFactory production system is the culmination of the work of Calyxt's researchers and will enable the Company to expand its production methods from solely outdoor agriculture systems to also include controlled environment, bioreactor-based production systems. The BioFactory harnesses the potential of plant cells in a multicellular matrixed structure and utilizes nutrient media for its production. The BioFactory leverages multiple cell types, and the multicellular matrix structures enable processing of plant-based chemistries of increased complexity relative to those possible using traditional fermentation systems or single cell plant culture methods. In addition, the speed of the matrix growth over time is expected to accelerate the production of the compound at scale. As a result, Calyxt's production system is capable of unlocking the power of plants to produce complex compounds that are finite, difficult to source sustainably, and that may not be able to be produced using other production methods. Calyxt has been running lab-scale bioreactors for several months and its first pilot-scale bioreactor has been commissioned and is expected to be online by the end of 2021. There may be a range of vessel sizes between the initial pilot facility and commercial production. For transition from pilot to commercialization, the Company’s current plan is to use third parties, referred to as infrastructure partners, for at-scale BioFactory production. Because of its production methodology, Calyxt believes the BioFactory has the potential to be one of the most sustainable production systems across industries.

About Calyxt:

Calyxt (Nasdaq: CLXT) is a plant-based synthetic biotechnology company. The Company leverages its proprietary PlantSpring™ technology platform to engineer innovative materials and products for its customers to help them meet their sustainability goals. Calyxt’s diversified offerings are primarily delivered through its proprietary BioFactory™ production system. For more information, visit www.calyxt.com.

PlantSpring, BioFactory, and the Calyxt logo are trademarks of Calyxt, Inc. Any other trademarks belong to their respective owners.

Contacts:

Calyxt Media Contact:	Calyxt Investor Relations Contact:
David Rosen/Sarah Sutton/John Garabo Argot Partners (212) 600-1902 media@calyxt.com	Sherri Spear Argot Partners (212) 600-1902 investors@calyxt.com
Calyxt Business Development Contact:
Sarah Reiter Calyxt, Inc. (612) 427-7881 contact@calyxt.com

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement the Company’s financial results prepared in accordance with GAAP, it has prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as supplemental and in addition to financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics as performance measures in evaluating and making operational decisions regarding Calyxt’s business.

The Company's non-GAAP financial measures reflect adjustments for certain commodity derivatives entered into in connection with its soybean product line. As a result of the continued wind-down of this product line, the Company held no commodity derivative contracts at September 30, 2021.

The Company presents adjusted gross profit and adjusted gross profit percentage, which are non-GAAP measures. Adjusted gross profit reflects adjustments necessary to present the underlying gross profit of its soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price forward purchase contracts that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period. Adjusted gross profit percentage is derived from adjusted gross profit, a non-GAAP measure, and total revenue.

The Company provides in the table below a reconciliation of gross profit and gross profit percentage, which are the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross profit percentage. The Company provides adjusted gross profit and adjusted gross profit percentage because it believes that these non-GAAP financial metrics provide investors with useful supplemental information as the amounts being adjusted affect the period-to-period comparability of gross profit and financial performance.

The table below presents a reconciliation of gross profit and gross profit percentage to adjusted gross profit and adjusted gross profit percentage:

	Three Months Ended September 30,		Nine Months Ended September 30,
In Thousands	2021	2020	2021	2020
Gross profit (GAAP measure)	$(519)	$(1,819)	$(2,509)	$(6,340)
Gross profit percentage	(7)%	(35)%	(10)%	(64)%
Non-GAAP adjustments:
Commodity derivative impact, net	(2,073)	1,107	(2,520)	1,107
Net realizable value adjustments to inventories	(88)	(555)	(160)	2,000
Adjusted gross profit	$(2,680)	$(1,267)	$(5,189)	$(3,233)
Adjusted gross profit percentage	(35)%	(24)%	(22)%	(33)%

The Company presents adjusted net loss, a non-GAAP measure, and defines it as net loss including adjustments necessary to present the underlying gross profit of its soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price forward purchase contracts that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding cash-based Section 16 officer transition expenses, restructuring costs, the recapture of non-cash stock compensation associated with the departure of Section 16 officers and restructuring-related staffing adjustments made in the third quarter of 2020, the gain upon the extinguishment of the Payroll Protection Plan (PPP) loan, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

The Company provides in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted net loss. The Company provides adjusted net loss because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of net losses and financial performance.

The table below presents a reconciliation of net loss to adjusted net loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
In Thousands	2021	2020	2021	2020
Net loss (GAAP measure)	$(7,307)	$(9,476)	$(22,142)	$(31,441)
Non-GAAP adjustments:
Commodity derivative impact, net	(2,073)	1,107	(2,520)	1,107
Net realizable value adjustments to inventories	(88)	(555)	(160)	2,000
Section 16 officer transition expenses	345	56	3,079	493
Restructuring costs	—	436	—	436
Recapture of non-cash stock compensation	—	(906)	(2,540)	(1,377)
Gain upon extinguishment of Payroll Protection Program loan	—	—	(1,528)	—
Non-operating expenses	(6)	102	(11)	121
Adjusted net loss	$(9,129)	$(9,236)	$(25,822)	$(28,661)

The Company presents adjusted net loss per share, a non-GAAP measure, and defines it as net loss per share including adjustments necessary to present the underlying gross profit of its soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price forward purchase contracts that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding cash-based Section 16 officer transition expenses, restructuring costs, the recapture of non-cash stock compensation associated with the departure of Section 16 officers and restructuring-related staffing adjustments made in the third quarter of 2020, the gain upon the extinguishment of the PPP loan, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

The Company provides in the table below a reconciliation of net loss per share, which is the most directly comparable GAAP financial measure, to adjusted net loss per share. The Company provides adjusted net loss per share because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of net losses per share and financial performance.

The table below presents a reconciliation of net loss per share to adjusted net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss per share (GAAP measure)	$(0.20)	$(0.29)	$(0.60)	$(0.95)
Non-GAAP adjustments:
Commodity derivative impact, net	(0.06)	0.03	(0.07)	0.03
Net realizable value adjustments to inventories	—	(0.01)	—	0.06
Section 16 officer transition expenses	0.02	0.01	0.09	0.02
Restructuring costs	—	0.01	—	0.01
Recapture of non-cash stock compensation	—	(0.03)	(0.07)	(0.04)
Gain upon extinguishment of Payroll Protection Program loan	—	—	(0.04)	—
Non-operating expenses	—	—	—	—
Adjusted net loss per share	$(0.24)	$(0.28)	$(0.69)	$(0.87)

The Company presents adjusted EBITDA, a non-GAAP measure, and defines it as net loss including adjustments necessary to present the underlying gross profit of its soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price forward purchase contracts that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding interest, net, depreciation and amortization expenses, non-cash stock compensation expenses including the recapture of non-cash stock compensation associated with the departure of Section 16 officers and restructuring-related staffing adjustments made in the third quarter of 2020, cash-based Section 16 officer transition expenses, restructuring costs, the gain upon the extinguishment of the PPP loan, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

The Company provides in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted EBITDA. Because adjusted EBITDA excludes non-cash items and discrete or infrequently occurring items, the Company believes that adjusted EBITDA provides investors with useful supplemental information about the operational performance of its business and facilitates the period-to-period comparability of financial results where certain items may vary significantly independent of business performance.

The table below presents a reconciliation of net loss to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
In Thousands	2021	2020	2021	2020
Net loss (GAAP measure)	$(7,307)	$(9,476)	$(22,142)	$(31,441)
Non-GAAP adjustments:
Commodity derivative impact, net	(2,073)	1,107	(2,520)	1,107
Net realizable value adjustments to inventories	(88)	(555)	(160)	2,000
Interest, net	356	324	1,059	568
Depreciation and amortization expenses	596	468	1,776	1,372
Stock-based compensation expenses	1,236	570	865	3,638
Section 16 officer transition expenses	345	56	3,079	493
Restructuring costs	—	436	—	436
Gain upon extinguishment of Payroll Protection Program loan	—	—	(1,528)	—
Non-operating expenses	(6)	102	(11)	121
Adjusted EBITDA	$(6,941)	$(6,968)	$(19,582)	$(21,706)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” or the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about our future financial performance, including the Company’s cash runway; its product pipeline and development; its business model and strategies for the development, commercialization, and sales of commercial products; commercial demand for its synthetic biology solutions; the development and deployment of its PlantSpring technology platform; its ability to deploy and leverage AI and ML capabilities; the ability to scale production capability for its BioFactory production system;

potential development agreements, partnerships, customer relationships, and licensing arrangements and their contribution to its financial results, cash usage, and growth strategies; and anticipated trends in its business. These and other forward-looking statements are predictions and projections about future events and trends based on the Company’s current expectations, objectives, and intentions and are premised on current assumptions. The Company’s actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; the impact of increased competition, including competition from a broader array of synthetic biology companies; disruptions at the Company’s key facilities, including disruptions impacting its BioFactory production system; flaws in AI and ML algorithms, insufficiency of data inputs required by such algorithms, and human error in interacting with AI and ML; changes in customer preferences and market acceptance of its products; changes in market consensus as to what attributes are required for a product to be considered “sustainable”; competition for customers, partners, and licensees and the successful execution of development and licensing agreements; the impact of adverse events during development, including unsuccessful pilot production of compounds or field trials; the impact of improper handling of its product candidates during development; failures by third-party contractors; inaccurate demand forecasting or milestone and royalty payment projections; the effectiveness of commercialization efforts by commercial partners or licensees; disruptions to supply chains, including raw material inputs for our BioFactory; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; and other important factors discussed under the caption entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings on Form 10-Q or Form 8-K with the U.S. Securities and Exchange Commission. Any forward-looking statements made by management of the Company are based only on information currently available to it when, and speak only as of the date, such statement is made. The Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	September 30, 2021 (unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$13,922	$17,299
Short-term investments	—	11,698
Restricted cash	393	393
Accounts receivable	206	4,887
Inventory	1,674	1,383
Prepaid expenses and other current assets	1,057	3,930
Total current assets	17,252	39,590
Non-current restricted cash	598	597
Land, buildings, and equipment	21,476	22,860
Other non-current assets	195	280
Total assets	$39,521	$63,327
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,037	$929
Accrued expenses	1,139	2,891
Accrued compensation	2,284	1,950
Due to related parties	149	766
Current portion of financing lease obligations	387	364
Other current liabilities	147	45
Total current liabilities	5,143	6,945
Financing lease obligations	17,582	17,876
Long-term debt	—	1,518
Other non-current liabilities	971	113
Total liabilities	23,696	26,452
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 37,401,876 shares issued and 37,301,724 shares outstanding as of September 30, 2021, and 37,165,196 shares issued and 37,065,044 shares outstanding as of December 31, 2020	4	4
Additional paid-in capital	205,899	204,807
Common stock in treasury, at cost; 100,152 shares as of September 30, 2021, and December 31, 2020	(1,043)	(1,043)
Accumulated deficit	(189,035)	(166,893)
Total stockholders’ equity	15,825	36,875
Total liabilities and stockholders’ equity	$39,521	$63,327

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in Thousands Except Shares and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$7,762	$5,241	$24,044	$9,925
Cost of goods sold	8,281	7,060	26,553	16,265
Gross profit	(519)	(1,819)	(2,509)	(6,340)
Operating expenses:
Research and development	2,579	2,204	8,473	7,816
Selling, general, and administrative	3,859	4,523	11,595	15,988
Management fees	—	68	45	172
Restructuring costs	—	436	—	436
Total operating expenses	6,438	7,231	20,113	24,412
Loss from operations	(6,957)	(9,050)	(22,622)	(30,752)
Gain upon extinguishment of Payroll Protection Program loan	—	—	1,528	—
Interest, net	(356)	(324)	(1,059)	(568)
Non-operating expenses	6	(102)	11	(121)
Loss before income taxes	(7,307)	(9,476)	(22,142)	(31,441)
Income taxes	—	—	—	—
Net loss	$(7,307)	$(9,476)	$(22,142)	$(31,441)
Basic and diluted net loss per share	$(0.20)	$(0.29)	$(0.60)	$(0.95)
Weighted average shares outstanding - basic and diluted	37,279,703	33,200,289	37,205,655	33,076,376
Anti-dilutive stock options, restricted stock units, and performance stock units	5,966,488	5,581,307	5,966,488	5,581,307

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in Thousands)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(22,142)	$(31,441)
Adjustments to reconcile net loss to net cash used by operating activities:
Gain upon extinguishment of Payroll Protection Program loan	(1,528)	—
Depreciation and amortization	1,776	1,372
Stock-based compensation	865	3,638
Changes in operating assets and liabilities:
Accounts receivable	4,681	(1,310)
Due to/from related parties	(617)	(498)
Inventory	(291)	(3,359)
Prepaid expenses and other current assets	2,873	(707)
Accounts payable	108	86
Accrued expenses	(1,742)	1,717
Accrued compensation	334	(572)
Other	1,029	183
Net cash used by operating activities	(14,654)	(30,891)
Investing activities
Sales and (purchases) of short-term investments, net	11,698	(20,802)
Purchases of land, buildings, and equipment	(376)	(1,253)
Net cash provided (used) by investing activities	11,322	(22,055)
Financing activities
Proceeds from Payroll Protection Program loan	—	1,518
Repayments of financing lease obligations	(271)	(217)
Proceeds from the exercise of stock options	227	211
Net cash (used) provided by financing activities	(44)	1,512
Net decrease in cash, cash equivalents, and restricted cash	(3,376)	(51,434)
Cash, cash equivalents, and restricted cash - beginning of period	18,289	60,038
Cash, cash equivalents, and restricted cash – end of period	$14,913	$8,604